Exhibit 23.3
Consent of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Bristow Group Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (333-239617 and 333-186228) and Form S-3 (333-239615) of our reports dated May 26, 2021, with respect to the consolidated balance sheets of Bristow Group Inc as of March 31, 2021 (Successor) and March 31, 2020 (Successor), the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ investment and mezzanine equity, and cash flows for the year ended March 31, 2021 (Successor), the five month period ended March 31, 2020 (Successor), the seven month period ended October 31, 2019 (Predecessor), and the year ended March 31, 2019 (Predecessor), and the related notes (collectively, the consolidated financial statements) of Bristow Group Inc, and the effectiveness of internal control over financial reporting.
Our report on the consolidated financial statements refers to a new basis of presentation as the accompanying consolidated financial statements are being prepared in conformity with Accounting Standards Codification 852, Reorganizations, with the Company’s assets, liabilities and a capital structure having carrying amounts not comparable with prior periods, which became effective on October 31, 2019.

Houston, Texas
May 26, 2021